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Exhibit 11

CASCADE CORPORATION

COMPUTATION OF EARNINGS PER SHARE

(Unaudited—in thousands except per share data)

	Three Months Ended July 31
	2001			2000
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
Net income	$4,143			$4,604
Less: preferred stock dividend	—			(80)

BASIC EPS
Income available to common shareholders	4,143	11,440	$0.36	4,524	11,312	$0.40

Effect of dilutive securities		3			23
Mandatorily redeemable convertible preferred stock	—	800		80	800

DILUTED EPS
Income available to common shareholder plus assumed conversions	$4,143	12,243	$0.34	$4,604	12,135	$0.38

	Six Months Ended July 31
	2001			2000
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
Net income	$9,068			$9,775
Less: preferred stock dividend	—			(160)

BASIC EPS
Income available to common shareholders	9,068	11,440	$0.79	9,615	11,312	$0.85

Effect of dilutive securities		59			2
Mandatorily redeemable convertible preferred stock	—	800		160	800

DILUTED EPS
Income available to common shareholder plus assumed conversions	$9,068	12,299	$0.74	$9,775	12,114	$0.81

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Exhibit 11
CASCADE CORPORATION COMPUTATION OF EARNINGS PER SHARE (Unaudited—in thousands except per share data)